UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: November 18, 2004

(Date of earliest event reported)

Hornbeck Offshore Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32108	72-1375844
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

103 Northpark Boulevard, Suite 300 Covington, LA		70433
(Address of Principal Executive Offices)		(Zip Code)

(985) 727-2000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01—Entry into a Material Definitive Agreement

See the disclosures under Item 2.03 of this Current Report on Form 8-K, which is incorporated by reference in this Item 1.01, for a description of (i) the Indenture, dated as of November 23, 2004 (the “Senior Notes Indenture”), among Hornbeck Offshore Services, Inc. (NYSE: HOS), a Delaware corporation (“Company”), as issuer, the subsidiary guarantors identified in the Senior Notes Indenture (the “Guarantors”) and Wells Fargo Bank, National Association, as trustee, governing the terms of the Company’s 6.125% Senior Notes due 2014 (CUSIP Nos. 440543 AA 4 and U44070 AA 5) (“Senior Notes”), (ii) the Purchase Agreement, dated as of November 18, 2004 (the “Purchase Agreement”), among Goldman, Sachs & Co., Bear, Stearns & Co., Inc., and Jefferies & Company, Inc. (collectively, the “Initial Purchasers”), the Company and the Guarantors and (iii) the Registration Rights Agreement, dated as of November 23, 2004 (the “Registration Rights Agreement”), among the Company, the Guarantors and the Initial Purchasers.

Item 2.03—Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On November 23, 2004, pursuant to the Purchase Agreement, the Company closed on the sale of $225,000,000 aggregate principal amount of its Senior Notes. Under the Purchase Agreement, the Senior Notes were offered and sold to the Initial Purchasers, and will be reoffered by the Initial Purchasers, without being registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on applicable exemptions from the registration requirements of the Securities Act.

The Initial Purchasers served as co-lead and joint book-running managers with respect to the private placement of the Senior Notes. Goldman, Sachs & Co. served as co-lead and sole book-running manager, and Jefferies & Company, Inc. served as co-lead manager, on the initial public offering of the Company’s common stock in March 2004. In addition, Goldman, Sachs & Co. is serving as dealer manager for the Company’s ongoing tender offer (“Offer”) to repurchase any and all of the Company’s $175,000,000 aggregate principal amount of 10-5/8% Senior Notes due 2008 (CUSIP 440536 AB 6) (the “2001 Notes”), which Offer commenced on November 3, 2004, and as solicitation agent for the related consent solicitation (“Solicitation”). The Offer and Solicitation will expire at 5:00 p.m., Eastern time, on December 3, 2004, unless extended by the Company.

The net proceeds to the Company from this offering were approximately $219 million dollars, net of estimated transaction costs. The Company used $181 million of such proceeds to repurchase approximately 91% of the outstanding $175,000,000 aggregate principal amount of its 2001 Notes pursuant to the Offer for the 2001 Notes and Solicitation. The Company accepted all 2001 Notes that were tendered by 5:00 p.m., Eastern time, on Wednesday, November 17, 2004, for purchase and payment. The $181 million comprised the total consideration paid for such Notes tendered, including related accrued interest and consent fees. The balance of the proceeds will be used to repurchase the remaining 2001 Notes and for general corporate purposes, which may include funding for the acquisition, construction or retrofit of vessels.

Pursuant to the Senior Notes Indenture, the Company issued the Senior Notes, which bear interest at 6.125% per annum on the principal amount, accruing from November 23, 2004. Interest is payable semi-annually in arrears in cash on June 1 and December 1 of each year commencing June 1, 2005. The Senior Notes will mature on December 1, 2014. The Senior Notes are senior, unsecured obligations, ranking equally in right of payment with all of the Company’s existing and future unsecured senior indebtedness and senior in right of payment to any subordinated indebtedness incurred by the Company in the future. The Company’s obligations under the Senior Notes are guaranteed by all of the Company’s significant domestic restricted subsidiaries.

On or after December 1, 2009, the Company may at its election redeem all or a part of the Senior Notes at an initial redemption price equal to 103.063% of the principal amount, plus accrued and unpaid interest, if any. The redemption price will decline each year after 2009 and will be 100% of the principal amount, plus accrued and unpaid interest, if any, beginning on December 1, 2012. In addition, before December 1, 2007, the Company may redeem up to 35% of the aggregate principal amount of the Senior

Notes at 106.125% of their principal amount, plus accrued and unpaid interest, if any, with the proceeds of certain offerings of the Company’s capital stock. The Company also has the right to redeem any and all of the Senior Notes at any time pursuant to a make-whole provision at a redemption price equal to 100% of the principal amount, plus a T+50 make-whole premium.

Upon a Change of Control (as defined in the Senior Notes Indenture), the holders of the Senior Notes will have the right to require the Company to purchase the Senior Notes at a purchase price equal to 101% of the outstanding principal amount of the Senior Notes on the date of the purchase, plus accrued and unpaid interest, if any. Upon receipt of excess proceeds equal to or exceeding $20 million from certain asset sales, the Company will be required to make an offer to purchase all or a portion of the Senior Notes in amount equal to such excess proceeds at a purchase price equal to 100% of the principal amount, plus accrued and unpaid interest, if any. The Senior Notes are not entitled to the benefits of a sinking fund.

The Senior Notes Indenture contains certain covenants that restrict the Company’s ability and the ability of certain of the Company’s subsidiaries to: (i) incur additional indebtedness; (ii) create liens on its assets to secure debt; (iii) pay dividends or make other distributions; (iv) purchase equity interests or redeem subordinated indebtedness early; (v) make investments or certain other restricted payments; (vi) sell assets or merge or consolidate with other companies; (vii) issue or sell capital stock of the Company’s subsidiaries; (viii) enter into certain transactions with affiliates; or (ix) engage in sale-and-leaseback transactions. These limitations are subject to a number of important qualifications and exceptions. While similar in nature to the covenants in the indenture governing the 2001 Notes, the effect of many of the covenants in the Senior Notes Indenture is significantly less restrictive on the Company and its subsidiaries. Further, certain of these covenants would cease to apply from and after the date that the Senior Notes are rated investment grade by either Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services. The Senior Notes are currently rated Ba3 and BB- by Moody’s and Standard & Poor’s, respectively. Upon an Event of Default (as defined in the Senior Notes Indenture), the trustee or the holders of at least 25% in aggregate principal amount of the Senior Notes then outstanding, may, and the trustee at the request of such holders is required to, declare the principal of and accrued interest on the Senior Notes to be due and payable immediately.

The Initial Purchasers and their direct and indirect transferees will be entitled to the benefits of the Registration Rights Agreement entered into between the Company, the Guarantors and the Initial Purchasers. Under the Registration Rights Agreement, the Company has agreed to file a registration statement to register notes (the “Exchange Notes”), substantially similar to the Senior Notes with the Securities and Exchange Commission (the “SEC”) within 90 days after November 23, 2004, as part of an offer to exchange such Exchange Notes that generally are freely transferable for the Senior Notes. The Company has agreed to use reasonable best efforts to cause the (i) exchange offer registration statement to become effective on or prior to 180 days after November 23, 2004, and (ii) exchange offer to be consummated on or prior to 30 days after the exchange offer registration statement has become effective. In certain circumstances, if so obligated to file, the Company has agreed to use its reasonable best efforts to file a shelf registration statement with the SEC on or prior to 30 days after such filing obligation arises and to cause such shelf registration statement to be declared effective by the SEC on or prior to 120 days after such shelf registration is filed. If the Company fails to register within the specified time, the exchange offer of the Senior Notes or the resale of the Senior Notes pursuant to a shelf registration statement, in each case as required in the Registration Rights Agreement, the Company will be obligated to pay additional interest to the holders of the Senior Notes.

The Senior Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to purchase the Senior Notes, or an offer to purchase or the solicitation of an offer to sell the 2001 Notes.

The description of the provisions of the Senior Notes Indenture, the Registration Rights Agreement and Purchase Agreement set forth above is qualified in its entirety by reference to the full and complete terms contained in the Senior Notes Indenture, the Registration Rights Agreement and the Purchase

Agreement, copies of which are attached to this Current Report on Form 8-K as Exhibits 1.1, 4.1 and 4.2, respectively.

Item 8.01—Other Events

On November 18, 2004, the Company announced that it had agreed to sell the Senior Notes to the Initial Purchasers pursuant to exemptions from registration under the Securities Act of 1933.

On November 23, 2004, the Company announced that it closed on the sale of the Senior Notes to the Initial Purchasers and repurchased approximately 91% of the outstanding $175,000,000 aggregate principal amount of its 2001 Notes.

Copies of press releases with these announcements are attached as Exhibits 99.1 and 99.2.

Set forth below is a report on the Company’s capitalization at September 30, 2004 as adjusted for the above described transactions.

CAPITALIZATION

The following sets forth our consolidated cash and cash equivalents and capitalization at September 30, 2004:

•	on a historical basis; and

•	as adjusted to reflect the issuance of the Senior Notes and the application of the net proceeds from the sale, based on the purchase of an aggregate of $159,454,000 of aggregate principal amount of our 2001 Notes on November 23, 2004 at a price of 110.228% of the principal amount and, assuming that we purchase the remaining $15,546,000 principal amount of our 2001 Notes at a price of 106.973% of the principal amount, together, in each instance, with accrued interest to September 30, 2004.

The information in this table is unaudited. This table should be read in conjunction with our audited and unaudited historical financial statements and the notes to those statements included in our Annual Report on Form 10-K for the year ended December 31, 2003 and our subsequently filed Quarterly Reports on Form 10-Q.

	As of September 30, 2004
	Actual	As Adjusted
	(In thousands)
Cash and cash equivalents(1)	$17,503	$40,792

Debt:

Revolving credit facility	$—	$—

10 5/8% senior notes due 2008(2)	172,963	—

6.125% senior notes due 2014	—	225,000

Total debt	172,963	225,000

Stockholders’ equity:

Preferred stock	—	—

Common stock	208	208

Additional paid-in capital	163,197	163,197

Retained earnings(3)	29,456	13,196

Accumulated other comprehensive income	32	32

Total stockholders’ equity	192,893	176,633

Total capitalization	$365,856	$401,633

(1)	Includes other available funds in addition to proceeds of sale of the Senior Notes.
(2)	Net of original issue discount of $2,037 in the “Actual” column.
(3)	Includes loss on early extinguishment of debt comprised of the repurchase premium, related fees and expenses and the write-off of unamortized original issue discount and deferred financing costs related to the repurchase of the 10 5/8% 2001 notes.

Based on the purchase and assumed purchase of the 2001 Notes as discussed above, the Company expects to record in the fourth quarter of 2004 a charge for an estimated pre-tax loss on early extinguishment of debt of approximately $24 million, consisting of approximately $18 million of repurchase premium and related fees paid in excess of aggregate principal amount, and approximately $6 million for the write-off of umamortized original issue discount and deferred financing costs related to the repurchase of the 2001 Notes. The Company expects the issuance of its 6.125% Senior Notes and the repurchase of its outstanding 10-5/8% 2001 Notes will result in pre-tax savings, before allocation of construction period interest, of approximately $5 million in annualized net interest expense.

Item 9.01—Financial Statements and Exhibits

(c)	Exhibits.

1.1	Purchase Agreement, dated as of November 18, 2004, among Goldman, Sachs & Co., Bear, Stearns & Co., Inc., Jefferies & Company, Inc., Hornbeck Offshore Services, Inc. and the guarantors party thereto

4.1	Indenture, dated November 23, 2004 among Hornbeck Offshore Services, Inc., as issuer, the guarantors party thereto and Wells Fargo Bank, N.A., as trustee

4.2	Registration Rights Agreement, dated as of November 23, 2004, among Goldman, Sachs & Co., Bear, Stearns & Co., Inc., Jefferies & Company, Inc., Hornbeck Offshore Services, Inc. and the guarantors party thereto

99.1	Press Release, dated November 18, 2004

99.2	Press Release, dated November 23, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Hornbeck Offshore Services, Inc.

Date: November 24, 2004	By:	/s/ James O. Harp, Jr.
James O. Harp, Jr. Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Purchase Agreement, dated as of November 18, 2004, among Goldman, Sachs & Co., Bear, Stearns & Co., Inc., Jefferies & Company, Inc., Hornbeck Offshore Services, Inc. and the guarantors party thereto

4.1	Indenture, dated November 23, 2004 among Hornbeck Offshore Services, Inc., as issuer, the guarantors party thereto and Wells Fargo Bank, N.A., as trustee

4.2	Registration Rights Agreement, dated as of November 23, 2004, among Goldman, Sachs & Co., Bear, Stearns & Co., Inc., Jefferies & Company, Inc., Hornbeck Offshore Services, Inc. and the guarantors party thereto

99.1	Press Release, dated November 18, 2004

99.2	Press Release, dated November 23, 2004